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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Brill              Robert        M.
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   (Last)                           (First)             (Middle)

                  1 Plover Lane
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                                    (Street)

   Lloyd Harbor       NY           11743
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

    Standard Microsystems Corporation (SMSC)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

    01/02
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5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

1. Title of Security   2. Transactions   3. Transaction   4. Securities Acquired (A)  5. Amount of      6. Ownership   7. Nature of
                          Date              Code             or Disposed of (D)          Securities        Form:          Indirect
                         (mm/dd/yy)        (Instr. 8)       (Instr. 3, 4, and 5)         Beneficially      Direct (D)     Beneficial
                                            ---------               (A)                  Owned at End      Indirect (I)   Ownership
                                            Code    V        Amount   or    Price        of Month         (Instr. 4)     (Instr. 4)
                                                                    (D)                 (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              01/08/02          S       --       2,729   D      17.44        5,457             D              --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                            (Print or Type Responses)

(Form 4-07/98)

Table II -- Derivative  Securities Acquired,  Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

 ===================================================================================================================================
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           Of        Form
               2.                                                                                          Deriv-    of
               Conver-                    5.                                 7.                            Ative     Deriv-  11.
               Sion                       Number of                          Title and Amount              Secur-    ative   Nature
               or                         Derivative     6.                  of Underlying         8.      ities     Secur-  of
               Exer-             4.       Securities     Date                Securities            Price   Bene-     ity:    In-
               Cise     3.       Trans-   Acquired (A)   Exercisable and     (Instr. 3 and 4)      of      ficially  Direct  direct
               Price    Trans-   action   or Disposed    Expiration Date     -------------------   Deriv-  Owned     (D) or  Bene-
1.             of       action   Code     of(D)          Month/Day/Year)                  Amount   ative   at End    In-     ficial
Title of       Deriv-   Date     (Instr.  (Instr. 3,     ------------------               or       Secur-  of        direct  Owner-
Derivative     ative    (Month/  8)       4 and 5)       Date      Expira-                Number   ity     Month     (I)     ship
Security       Secur-   Day/     -------  ------------   Exer-     tion                   of       (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)    Code V   (A) or    (D)  cisable   Date      Title        Shares   5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Director
Stock Option
(right to buy) $15.020  07/11/01 A    V   12,000    --   07/11/01  07/11/11  Common Stock 12,000   --      12,000    D       --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:



  /s/ Robert M. Brill                                     February 1, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
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